BMKR, LLP
Certified Public Accountants

1200 Veterans Memorial Highway, Suite 350,
Hauppauge, NY 11788

T 631-293-5000
F 631-980-4239
www.bmkr.com

Thomas G. Kober CPA
Alfred M. Rizzo CPA
Joseph Mortimer CPA

Charles W. Blanchfield CPA (Retired)
Bruce A. Meyer CPA (Retired)

July 1, 2021

Securties & Exchange Commission
100 F Street NE
Washington, DC 20549

Effective June 29, 2021 we have been terminated as auditors of Can B Corp.

We have read item 4.01 of form 8 K dated June 29, 2021 and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs.. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

BMKR LLP
BMKR LLP
Hauppauge, NY